Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Wayne Mackie	Jim Buckley
Vice President, Chief Financial Officer	Executive Vice President
CRA International	Sharon Merrill Associates, Inc.
617-425-3740	617-542-5300

CRA INTERNATIONAL REPORTS THIRD QUARTER FISCAL 2006
FINANCIAL RESULTS

Revenue Increase of 15.7 Percent Driven by Growth Across Practices,
Strength in International Business, and BBG Acquisition

BOSTON, September 28, 2006 — CRA International, Inc. (Nasdaq: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today reported financial results for its third quarter of fiscal 2006, the sixteen weeks ended September 1, 2006.

Revenue for the third quarter of fiscal 2006 increased 15.7 percent to $107.0 million from $92.5 million for the third quarter of fiscal 2005.  Net income for the third quarter of fiscal 2006 was $8.7 million, or $0.71 per diluted share, compared with $7.9 million, or $0.66 per diluted share, in the comparable period last year.  Weighted average diluted shares outstanding used to calculate earnings per share in the third quarter of fiscal 2006 were 12.3 million, versus 12.0 million in the third quarter of fiscal 2005.

In fiscal 2006, CRA began to expense stock-based compensation in accordance with Financial Accounting Standards Board Statement No. 123R (“123R”).  Included in the Company’s third quarter of fiscal 2006 net income and diluted earnings per share amounts were approximately $950,000 and $0.08 per share, respectively, of stock-based compensation.

Revenue for the first three quarters of fiscal 2006 was $263.6 million, an 18.9 percent increase from $221.7 million in the same period a year earlier.  Net income for the first three quarters of fiscal 2006 was $21.1 million, a 17.3 percent increase from $18.0 million in the first three quarters of fiscal 2005.  Earnings per diluted share were $1.73 in the first three quarters of fiscal 2006, compared with $1.58 in the first three quarters of fiscal 2005.  Included in the Company’s first three quarters of fiscal 2006 net income and diluted earnings per share amounts were approximately $2.5 million and $0.21 per share, respectively, of stock-based compensation.  Weighted average diluted shares outstanding used to calculate earnings per share in the first three quarters of fiscal 2006 were 12.2 million, versus 11.4 million in the first three quarters of fiscal 2005.

Comments on the Third Quarter

“CRA’s third-quarter performance reflects strong contributions from a number of our litigation and business consulting practices, resulting in overall revenue growth of nearly 16 percent,” said James C. Burrows, CRA International’s president and chief executive officer.  “The diversity of our revenue base is a significant asset for CRA and enables us to take advantage of the changing dynamics within our functional practices and vertical markets.  During the third quarter, we experienced considerable growth in our Competition and Finance practices, as well as in Transfer Pricing, which benefited from the Ballentine Barbera Group (“BBG”) acquisition earlier in the quarter.  In addition, CRA’s share in NeuCo’s third-quarter loss was approximately $500,000.  The NeuCo loss included a one-time charge attributable to a legal settlement incurred in connection with an acquisition made by NeuCo.  As of this quarter, NeuCo is no longer consolidated in our financials.”

“We continued to see significant contributions from our international consulting businesses,” Burrows said.  “Our results in the quarter demonstrate our ongoing success in generating demand for CRA’s services on a global basis.”

“Utilization in the third quarter of 2006 improved to 76 percent from 74 percent in the year ago period,” said Burrows.  “In a quarter that is traditionally challenging due to the summer holiday season, we continued to be on track towards our goal of achieving fiscal 2006 utilization of 78 to 80 percent.”

Outlook and Financial Guidance

“For the fourth quarter of 2006, we anticipate that global, economic and legal trends will continue to stimulate demand for CRA’s broad range of specialized consulting expertise and our recognized staff of elite professionals,” Burrows said.  “Based on this outlook and current market conditions, we expect continued growth across the majority of our practice areas.”

CRA continues to anticipate revenue growth for fiscal 2006 in the range of 18-20 percent.  In fiscal 2006, CRA expects a 29-30 cents-per-share impact from stock-based compensation.  Based on year-to-date results, CRA anticipates a slightly lower effective tax rate for the year compared to its prior guidance of approximately 42-43 percent.  As a result of the expected slightly lower tax rate, CRA anticipates net income for the full year to be slightly above the high end of the previous guidance of $26.5 million to $27.5 million, or $2.18 to $2.27 per diluted share, including the impact of stock-based compensation.

Fiscal 2006 EPS assumes an average diluted share count of 12.2 million shares for the year and assumes a stock price of $46.05 for the remainder of the year, which was derived from the average of the past 10 trading days. Deviations from this stock price will cause earnings per share to vary based on share dilution from CRA’s stock options and convertible bonds.

Conference Call/Webcast Information

CRA International will host a conference call this morning at 11:00 a.m. ET to discuss its third-quarter fiscal 2006 financial results.  To listen to a live webcast of the conference call, please visit the Investor Relations section of CRA’s website, www.crai.com.  CRA’s third-quarter fiscal 2006 conference call also can be heard live by dialing (913) 981-5542 or (800) 289-0569 prior to the start of the call.  A replay of the call also will be available on the Company’s website.

About CRA International

Founded in 1965, CRA International is a leading provider of economic and financial expertise and management consulting services.  Working with businesses, law firms, accounting firms, and governments, CRA is the preferred consulting firm for complex assignments with pivotal and high-stakes outcomes.  The firm is distinguished by a unique combination of credentials: deep vertical experience in a variety of industries;  broad horizontal expertise in a range of functional disciplines; and rigorous economic, financial, and market analysis.  CRA offers a proven track record of thousands of successful engagements in regulatory and litigation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management.  Headquartered in Boston, the firm has more than a dozen offices within the United States and nine offices in Canada, Europe, the Middle East, and the Asia Pacific region.  Detailed information about CRA is available at www.crai.com.

Statements in this press release concerning the future business, operating results, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering, the impact of Financial Accounting Standards Board Statement No. 123R and total stock-based compensation, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its recent acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, management of new offices, the potential loss of clients, dependence on growth of the Company’s business consulting practice, the ability of the Company to integrate successfully new consultants into its practice, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

CRA’s consolidated statements of income and consolidated balance sheets are attached.

CRA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Sixteen Weeks Ended	Sixteen Weeks Ended	Forty Weeks Ended	Forty Weeks Ended
	September 1,	September 2,	September 1,	September 2,
	2006	2005	2006	2005
Revenues	$107,001	$92,515	$263,568	$221,674
Costs of services	68,208	54,893	166,573	131,925
Gross profit	38,793	37,622	96,995	89,749

Selling, general and administrative	23,805	23,865	61,926	56,583
Income from operations	14,988	13,757	35,069	33,166

Interest and other income (expense), net	442	(281)	967	(1,417)
Income before provision for income taxes and minority interest and effect of equity investment in NeuCo, net	15,430	13,476	36,036	31,749
Provision for income taxes	(6,218)	(5,458)	(14,575)	(13,752)
Income before minority interest and effect of equity investment in NeuCo, net	9,212	8,018	21,461	17,997
Minority interest and effect of equity investment in NeuCo, net	(496)	(132)	(355)	(3)
Net income	$8,716	$7,886	$21,106	$17,994

Net income per share:
Basic	$0.76	$0.73	$1.85	$1.75
Diluted	$0.71	$0.66	$1.73	$1.58

Weighted average number of shares outstanding:
Basic	11,529	10,782	11,389	10,308
Diluted	12,252	12,010	12,207	11,416

CRA INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 1,	November 26,
	2006	2005
Assets
Cash and cash equivalents	$113,213	$115,203
Accounts receivable and unbilled, net	104,849	92,842
Other current assets	21,240	18,940
Total current assets	239,302	226,985

Property and equipment, net	25,156	25,892
Goodwill and intangible assets, net	149,446	122,518
Other assets	13,481	12,150
Total assets	$427,385	$387,545

Liabilities and stockholders’ equity
Current liabilities	$82,706	$78,603
Long-term liabilities	99,045	104,322
Total liabilities	181,751	182,925

Total shareholders’ equity	245,634	204,620
Total liabilities and shareholders’ equity	$427,385	$387,545